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                                                                   EXHIBIT 23.04





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




           As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our audit opinion dated February 13, 1995 and our review report dated December 28, 1995 as they relate to the statement of excess of revenues over specific operating expenses for Spectrum Center, Ltd. for the year ended December 31, 1994 and the nine-month period ending September 30, 1995, respectively, as included in Crescent Real Estate Equities, Inc.'s Form 8-K dated October 3, 1994, and to the reference to our firm under the heading "Experts" in the prospectus.





                                        Huselton & Morgan, P.C.





February 10, 1997